UNDERWRITING AGREEMENT

                                     between

                BABSON VALUE FUND, INC. (a Maryland Corporation)

                                       and

                              JONES & BABSON, INC.

     THIS AGREEMENT, made and entered into this ___day of ______, 2003, by and between BABSON VALUE FUND, INC. (a Maryland Corporation, herein referred to as the "Fund") and JONES & BABSON, INC. (a Missouri corporation, hereinafter referred to as "Principal Underwriter")

     1. Subject to the provisions of its Articles of Incorporation and By- Laws, copies of which have been delivered to and are acknowledged by the Principal Underwriter, the Board of Directors of the Fund hereby appoints the firm of Jones & Babson, Inc. as the principal underwriter and sole distributor of the shares of common stock of the Fund, except for shares which the Fund may elect pursuant to authority of its Board of Directors to issue directly to registered owners, which shall include by definition but not by limitation stock issued by virtue of reinvestment of dividends, or as the result of a splitting of shares, or as the result of the Fund merging or consolidating with another organization, or in return for acquisition of assets, or as the result of shares issued in connection with a contractual plan for which the Fund is the underlying investment, or for the purpose of complying with the registration laws of a particular state or jurisdiction.

     2. The Fund agrees to prepare and file registration statements with the Securities and Exchange Commission and appropriate notice or other required filings with the securities departments of the various states and other jurisdictions in which the shares may be offered, and do such other things and to take such other actions as may be mutually agreed upon by and between the parties as shall be reasonably necessary in order to effect the registration and the sale of the Fund's shares.

     3. The Principal Underwriter agrees to place its full facilities at the disposal of the Fund and to assist and cooperate fully with respect to the registration and qualification of the Fund's shares, as well as perform all functions required in connection with any offering including, but not limited to, the creation and preparation of literature, advertising, and any other promotional material for the purpose of selling the Fund's shares.

     4. The Principal Underwriter will act as agent of the Fund and not as principal in the solicitation and sale of the shares of the Fund unless expressly agreed to in writing by the Principal Underwriter and the Fund.

     5. Normally, the Fund shall not exercise any direction or control over the time and place of solicitation, the persons to be solicited, or the manner of solicitation; but the Principal Underwriter agrees that solicitations shall be in a form acceptable to the Fund and shall be subject to such terms and conditions as may be prescribed from time to time by the Fund, the Registration Statement, the Prospectus, the Articles of Incorporation and By-Laws of the Fund, and shall not violate any provision of the laws of the United States or of any other jurisdiction to which solicitations are subject, or violate any rule or regulation promulgated by any lawfully constituted authority to which the Fund or Principal Underwriter may be subject.

     6. The Fund agrees to issue new shares direct to the registered owner pursuant to this Agreement and according to instructions from the Principal Underwriter, subject to the net asset value of such shares next effective after acceptance of the order by the Fund and as more fully set out in paragraph 8.

     7. The Fund hereby authorizes the Principal Underwriter to sell its shares in accordance with the following schedule of prices:

     The applicable price will be the net asset value per share next effective after receipt and acceptance by the Fund of a proper offer to purchase, determined in accordance with the Articles of Incorporation, By-Laws, Registration Statement and Prospectus of the Fund.

     8. The Fund agrees that, as long as this Agreement is in effect, it will not authorize anyone else to offer or solicit applications for shares of the Fund and will not accept any such application if submitted by or through anyone other than the Principal Underwriter, unless the Principal Underwriter shall first have agreed in writing to such authorization.

     9. This Agreement (i) may be terminated without the payment of any penalty, either by vote of the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund, on sixty (60) days written notice to the Principal Underwriter; (ii) may be terminated without penalty by the Principal Underwriter on sixty (60) days written notice to the Fund; and (iii) shall immediately terminate in the event of its assignment.

     10. The Principal Underwriter agrees that it will not take either a short or long position with respect to shares of the Fund; that it will not place orders for more shares than are required to fill the requests received by it as agent of the Fund; and that it will expeditiously transmit all such orders to the Fund.

     11. Nothing contained in this Agreement shall be deemed to protect the Principal Underwriter against any liability to the Fund or to its security holders to which the Principal Underwriter would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties hereunder, or by reason of its reckless disregard of its obligations and duties hereunder.

     12. This Agreement shall become effective on the date first above written, and shall continue in effect for an initial period of two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by the Board of Directors or by vote of a majority of the outstanding voting securities of the Fund and provided further that this Agreement or any renewal thereof shall be approved by the vote of a majority of the Directors who are not parties to the Agreement or interested persons of any such party, cast in person, at a meeting called for the purpose of voting on such approval.

                          BABSON VALUE FUND, INC.

                           By: _______________________
                           Name: _____________________
                          Title: ______________________

ATTEST:

By:  _______________________
Name: _____________________
Title: ______________________

                          JONES & BABSON, INC.

                           By: _______________________
                           Name: _____________________
                          Title: ______________________

ATTEST:

By:  _______________________
Name: _____________________
Title: ______________________